CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS RESULTS FOR THE FIRST QUARTER OF 2020
AND DECLARES QUARTERLY DIVIDEND OF $0.09 PER SHARE

In a release issued under the same headline on May 1, 2020 by 1ST Constitution Bancorp (NASDAQ: FCCY), please note that in the last sentence under the “Asset Quality” heading the date should read “March 31, 2020” rather than “December 31, 2020” as previously stated.  The corrected release is as follows:

Cranbury NJ - May 1, 2020 - 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $3.4 million and diluted earnings per share of $0.33 for the first quarter of 2020 compared to net income of $3.4 million and diluted earnings per share of $0.39 for the first quarter of 2019. The reported results for the first quarter of 2020 include an additional provision for loan losses of approximately $388,000, or $282,000 after tax, which reflects management’s current estimate of additional loan losses that may be incurred due to the weakening national and local economic conditions caused by the COVID-19 pandemic.

The Board of Directors declared a quarterly cash dividend of $0.09 per share that will be paid on May 22, 2020 to shareholders of record on May 12, 2020.

FIRST QUARTER 2020 HIGHLIGHTS

•	Return on average total assets and return on average shareholders' equity were 0.89% and 8.01%, respectively.

•	Book value per share and tangible book value per share were $16.97 and $13.38, respectively, at March 31, 2020.

•	Net interest income was $12.9 million and net interest margin was 3.68% on a tax equivalent basis.

•	A provision for loan losses of $895,000 and net charge-offs of $165,000 were recorded.

•
Total loans were $1.2 billion at March 31, 2020. Commercial business, commercial real estate and construction loans totaled $872.6 million, and increased $16.7 million from December 31, 2019. During the first quarter of 2020, mortgage warehouse loans declined $11.9 million to $224.8 million, reflecting the seasonal nature of residential lending in the Bank's markets.

•	Total deposits were $1.3 billion at March 31, 2020 and increased $20.7 million from $1.28 billion at December 31, 2019.

•	Non-performing assets increased $8.6 million to $13.7 million, or 0.85% of total assets, and included $470,000 of OREO at March 31, 2020.

Robert F. Mangano, President and Chief Executive Officer, stated, “We are currently focused on the COVID-19 impact on our customers and communities and are responding in a comprehensive manner to this unprecedented social and economic disruption. The safety of our employees and customers is our first priority. We are working expeditiously with our loan and deposit customers to provide access to additional credit and forbearance on loan payments where warranted. We will remain dedicated and diligent in providing comprehensive financial services to our customers and the communities we serve.”

Mr. Mangano added, “The duration and extent of the economic disruption is not knowable or measurable at this time. The federal government and the Federal Reserve System have responded in an extraordinary manner to assist citizens and businesses and the effectiveness of this expansive financial relief is not currently predictable. We believe that the Company is well positioned and has the financial flexibility to address these challenging times with its strong capital position, strong core operating fundamentals and liquidity resources to meet our customers’ financial requirements.”

COVID-19 Impact and Response

The sudden emergence of the COVID-19 global pandemic has created widespread uncertainty, social and economic disruption and highly volatile financial markets. Mandated business and school closures, restrictions on travel and social distancing have resulted in almost all businesses and employees being adversely impacted and a dramatic increase in unemployment levels in a short period of time.

In the first quarter of 2020, the Company did not experience a significant increase in loan delinquencies or down- grades in credit ratings of loans directly related to the pandemic. However, the economic disruption will more severely impact businesses, borrowers and consumers in the second quarter of 2020, which may continue with increasing severity in future periods. Management increased the provision for loan losses in response to the deterioration in the economic operating conditions and higher incurred losses in the loan portfolio. Management may further increase the provision and allowance for loan losses in response to changes in economic conditions and the performance of the loan portfolio in future periods.

To protect our employees and customers we have:

•	Adjusted branch hours and temporarily closed our branch lobbies, except on an appointment only basis.

•
Continued to service our customers through drive-up facilities, ATMs and our robust technology capabilities that allow customers to execute transactions and apply for residential mortgage loans through our website www.momentummortgage.com through their mobile devices and computers.

•	Employees are working remotely where practical.

To support our loan and deposit customers and the communities we serve:

•	We are working tirelessly to provide access to additional credit and provide forbearance on loan interest and or principal of up to 90 days where management has determined that it is warranted.

•
As a long-standing Small Business Administration ("SBA") preferred lender, we are actively participating in the SBA’s Paycheck Protection Program (“PPP”) established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). As of April 30, 2020, we have accepted and funded 156 applications for PPP loans totaling $48.1 million and have 215 SBA approved applications for $23.0 million of PPP loans in process.

•
As more information becomes available, we intend to evaluate the benefits of utilizing the Main Street New Loan Facility (“Facility”) established by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the CARES Act to provide financing to our customers and communities. This Facility is intended to facilitate lending by banks to small and medium-sized businesses that were not eligible to participate in the PPP.

•
We are participating in the Federal Reserve's PPP loan funding program and are pledging the PPP loans to collateralize a like amount of borrowings from the Federal Reserve at a favorable interest rate of 0.35% up to a 2 year term.

Discussion of Financial Results

On November 8, 2019, the Company completed the merger of Shore Community Bank (“Shore”) with and into the Bank (the “Shore Merger”). The Shore Merger contributed approximately $208.4 million and $238.5 million in loans and deposits, respectively, at March 31, 2020.

Net income was $3.4 million, or $0.33 per diluted share, for the first quarter of 2020 compared to $3.4 million, or $0.39 per diluted share, for the first quarter of 2019. Net interest income increased $1.7 million for the first quarter of 2020 compared to the first quarter of 2019, which was driven by the increase in the average balance of loans over the 12 months ended March 31, 2020. The provision for loan losses increased to $895,000 for the first quarter of 2020 compared to $300,000 for the first quarter of 2019. Gains from the sale of loans for the first quarter of 2020 increased $425,000 compared to the first quarter of 2019 due to the higher volume of residential mortgage loans originated and sold. Non-interest expenses were $9.8 million for the first quarter of 2020, an increase of $1.7 million from the first quarter of 2019. Approximately $979,000 of the increase in non-interest expenses reflects expenses of the former Shore operations that were included in first quarter 2020 results.

Net interest income was $12.9 million for the quarter ended March 31, 2020 and increased $1.7 million compared to net interest income of $11.2 million for the first quarter of 2019. Total interest income was $16.4 million for the three months ended March 31, 2020 compared to $13.9 million for the three months ended March 31, 2019. The increase in total interest income was primarily due to a net increase of $302.1 million in average loans, reflecting growth in all segments of the loan portfolio except construction loans. The growth in average loans included approximately $207.2 million of loans from the Shore Merger. Average interest-earning assets were $1.4 billion with a tax-equivalent yield of 4.66%, for the first quarter of 2020, compared to average interest-earning assets of $1.1 billion, with a tax-equivalent yield of 5.20%, for the first quarter of 2019. The yield on average interest-earning assets for the first quarter of 2020 declined 54 basis points to 4.66%, primarily due to the sharp decline in market interest rates beginning in the third quarter of 2019 and continuing through the first quarter of 2020. The Federal Reserve reduced the targeted federal funds rate 50 basis points in the third quarter and 25 basis points in the fourth quarter of 2019 and, in response to the COVID-19 pandemic, further reduced the targeted federal funds rate by 150 basis points in March 2020. The prime rate was 5.50% in the first quarter of 2019. As a result of the reductions in the targeted federal funds rate in 2019, the prime rate declined to 4.75% in October 2019 and declined further to 3.25% in March 2020. At March 31, 2020, the Bank had approximately $434 million of loans with an interest rate tied to the prime rate and approximately $50 million of loans with an interest rate tied to either 1- or 3-month LIBOR. The decline in market interest rates and the prime rate had a negative effect on the yield of the loan portfolio and investment securities in the first quarter of 2020.

Interest expense on average interest-bearing liabilities was $3.5 million, with an interest cost of 1.30%, for the first quarter of 2020, compared to $2.7 million, with an interest cost of 1.33%, for the first quarter of 2019. The $764,000 increase in interest expense on interest-bearing liabilities for the first quarter of 2020 reflected primarily an increase of $247.6 million in average interest bearing liabilities. The average cost of interest-bearing deposits was 1.27% for the first quarter of 2020 compared to 1.22% for the first quarter of 2019 and declined from the peak interest cost for the third quarter of 2019 of 1.41%. The higher interest cost of interest-bearing deposits for the first quarter of 2020 compared to the first quarter of 2019 primarily reflects (i) the rising and higher interest rate environment in 2018, which carried into the first two quarters of 2019, (ii) the lag effect on the interest cost of deposits as market interest rates declined sharply in the first quarter of 2020, (iii) competitive factors for deposits and (iv) the term structure of certificates of deposit (“CDs”). The interest rates paid on deposits generally do not adjust quickly to sharp changes in market interest rates and decline over time in a falling interest rate environment. The lower level of short-term interest rates in the first quarter of 2020 compared to the first quarter of 2019 resulted in a decline in the interest cost of short-term borrowings and the redeemable subordinated debentures. The growth in average interest-bearing liabilities included average interest-bearing deposits of $176.5 million acquired in the Shore Merger. Of the total increase in average interest-bearing liabilities, certificates of deposit increased $112.1 million, which generally have a higher interest cost than other types of interest-bearing deposits. At March 31, 2020, there were $258 million of CDs with an average interest cost of 2.10% that mature within the next 12 months. Management will continue to adjust the interest rates paid on deposits to reflect the then current interest rate environment and competitive factors.

The net interest margin on a tax-equivalent basis decreased 53 basis points to 3.68% for the first quarter of 2020 compared to 4.21% for the first quarter of 2019 due primarily to the 54 basis point decline in the yield of average interest-earning assets. Due to the sharp decline in the prime rate in the third and fourth quarters of 2019 followed by the further decline in the prime rate in March of 2020, the yield of loans declined 60 basis points to 5.10% and the interest cost of deposits was not reduced as quickly and to the same extent as the decline in the yield of loans.

The Company recorded a provision for loan losses of $895,000 for the first quarter of 2020 compared to a provision for loan losses of $300,000 for the first quarter of 2019. The significant increase in the provision for loan losses in the first quarter of 2020 includes an additional provision of approximately $388,000, which reflected an increase in the qualitative factors for national and local economic conditions due to a weakening economic operating environment primarily resulting from the existing and anticipated impacts of the COVID-19 pandemic. The higher provision also reflects, to a lesser extent, the growth and change in mix of the loan portfolio. At March 31, 2020 total loans were $1.2 billion and the allowance for loan losses was $10.0 million, or 0.82% of total loans, compared to total loans of $874.3 million and an allowance for loan losses of $8.7 million, or 1.00% of total loans, at March 31, 2019. Included in loans at March 31, 2020 were $208.4 million of loans that were acquired in the Shore Merger. The decrease in the allowance as a percentage of loans was due primarily to acquisition accounting for the Shore Merger, which resulted in the Shore loans being recorded at their fair value as of the effective time of the merger. The unaccreted general credit fair value discount related to the former Shore loans was $2.2 million at March 31, 2020.

Non-interest income was $2.5 million for the first quarter of 2020, an increase of $590,000 compared to $1.9 million for the first quarter of 2019. Gains on the sale of loans increased $425,000, service charges on deposit accounts increased $47,000, income on Bank-owned life insurance increased $41,000 and other income increased $69,000 as compared to the prior year period. In the first quarter of 2020, $34.0 million of residential mortgages were sold and $1.2 million of gains were recorded compared to $19.6 million of residential mortgage loans sold and $715,000 of gains recorded in the first quarter of 2019. Management believes that the increase in residential mortgage loans sold was due primarily to increased residential mortgage lending activity as a result of lower mortgage interest rates in the 2020 period compared to the 2019 period. In the first quarter of 2020, $2.7 million of SBA loans were sold and gains of $226,000 were recorded compared to $4.7 million of SBA loans sold and gains of $330,000 recorded in the first quarter of 2019. SBA guaranteed commercial lending activity and loan sales vary from period to period, and the level of activity is due primarily to the timing of loan originations.

Non-interest expenses were $9.8 million for the first quarter of 2020, which increased $1.7 million, or 21.0%, compared to $8.1 million for the first quarter of 2019. The primary reason for the increase was $979,000 of expenses for the inclusion of the former Shore operations in the first quarter of 2020. Salaries and employee benefits expense increased $1.2 million, or 24.3%, for the first quarter of 2020 due primarily to salaries and benefits for former Shore employees $486,000 who joined the Company, higher commissions expense of $328,000 related to the origination of residential mortgage loans primarily for sale, merit increases and increases in employee benefit expenses. Occupancy expense increased $149,000, or 14.6%, due primarily to the addition of the five former Shore branch offices. Data processing expenses increased

$98,000, or 28.2%, due primarily to the addition of the Shore operations $85,000 and increases in loans, deposits and other customer services. FDIC insurance expense declined due to the small bank assessment credit received of $123,000 for the fourth quarter of 2019. The full credit has been applied and no further credits will be received. Other operating expenses increased $343,000, or 21.3%, primarily resulting from the inclusion of former Shore operations of $141,000, merger-related expenses of $64,000 and general increases in supplies, telephone, advertising and marketing expenses.

Income tax expense was $1.3 million for the first quarter of 2020, resulting in an effective tax rate of 27.3% compared to income tax expense of $1.3 million, which resulted in an effective tax rate of 27.7% for the first quarter of 2019.

At March 31, 2020, the allowance for loan losses was $10.0 million compared to $9.3 million at December 31, 2019. As a percentage of total loans, the allowance was 0.82% at March 31, 2020 compared to 0.76% at December 31, 2019.

Total assets increased $24.6 million to $1.61 billion at March 31, 2020 from $1.59 billion at December 31, 2019 due primarily to a $19.7 million increase in total investment securities and a $5.8 million increase in loans held for sale. The increase in assets was funded primarily by a $20.7 million increase in deposits and a $2.1 million increase in short-term borrowings. Total portfolio loans at March 31, 2020 were $1.22 billion, compared to $1.22 billion at December 31, 2019. Total investment securities were $252.1 million at March 31, 2020, an increase of $19.7 million compared to $232.4 million at December 31, 2019. Investment securities available for sale increased $7.9 million and investment securities held to maturity increased $11.8 million.

Total deposits increased $20.7 million to $1.30 billion at March 31, 2020 from $1.28 billion at December 31, 2019. The majority of the increase in deposits was due to an $11.6 million increase in non-interest bearing demand deposits, a $3.8 million increase in interest bearing demand deposits and a $7.3 million increase in savings deposits offset by a $2.0 million decrease in certificates of deposit. Short-term borrowings increased $2.1 million to $94.1 million at March 31, 2020 compared to $92.0 million at December 31, 2019.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 9.84%, 11.87%, 11.14% and 10.17%, respectively, at March 31, 2020. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 11.13%, 11.85%, 11.13% and 10.15%, respectively, at March 31, 2020. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $13.2 million at March 31, 2020 compared to $4.5 million at December 31, 2019. During the first quarter of 2020, a participation in a construction loan with a balance of $7.5 million, $1.5 million in commercial real estate loans, $84,000 in commercial business loans and $108,000 in loans to individuals totaling $9.2 million were placed on non-accrual. During the first quarter of 2020, $513,000 of non-performing loans were resolved. Net loan charge-offs were $165,000 for the first quarter of 2020.

Non-performing loans to total loans were 1.08% and non-performing assets to total assets were 0.85% at March 31, 2020 compared to nonperforming loans to total loans of 0.37% and non-performing assets to total assets of 0.32% at December 31, 2019.

OREO at March 31, 2020 was $470,000 and consisted of 5 residential lots acquired in the Shore merger with a carrying value of $377,000 and land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 26 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Shrewsbury and Toms River (3), New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, and projections of revenues and other financial items that are based on our beliefs, as well as assumptions made by and information currently available to us. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "could," "project," "predict," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements.

These forward-looking statements are based upon our opinions and estimates as of the date they are made and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such forward-looking statements are subject to known and unknown risks and uncertainties that may be beyond our control, which could cause actual results, performance and achievements to differ materially from results, performance and achievements projected, expected, expressed or implied by the forward-looking statements.

Examples of factors or events that could cause actual results to differ materially from historical results or those anticipated, expressed or implied include, without limitation, changes in the overall economy and interest rate changes; inflation, market and monetary fluctuations; the ability of our customers to repay their obligations; the accuracy of our financial statement estimates and assumptions, including the adequacy of the estimate made in connection with determining the adequacy of the allowance for loan losses; increased competition and its effect on the availability and pricing of deposits and loans; significant changes in accounting, tax or regulatory practices and requirements; changes in deposit flows, loan demand or real estate values; the enactment of legislation or regulatory changes; changes in monetary and fiscal policies of the U.S. government; changes to the method that LIBOR rates are determined and to the potential phasing out of LIBOR after 2021; changes in loan delinquency rates or in our levels of non-performing assets; our ability to declare and pay dividends; changes in the economic climate in the market areas in which we operate; the frequency and magnitude of foreclosure of our loans; changes in consumer spending and saving habits; the effects of the health and soundness of other financial institutions, including the need of the FDIC to increase the Deposit Insurance Fund assessments; technological changes; the effects of climate change and harsh weather conditions, including hurricanes and man-made disasters; the economic impact of any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; our ability to integrate acquisitions and achieve cost savings; other risks described from time to time in our filings with the Securities and Exchange Commission; and our ability to manage the risks involved in the foregoing.

In addition, statements about the potential effects and impacts of the COVID-19 pandemic on the Company’s business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such forward-looking statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of the pandemic on our employees, customers, business and third-parties with which we conduct business. Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time.

Although management has taken certain steps to mitigate any negative effect of the aforementioned factors, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability. Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Per share data:
Earnings per share - basic	$0.34	$0.39
Earnings per share - diluted	0.33	0.39
Book value per share at end of period	16.97	15.21
Tangible book value per common share at end of period(1)	13.38	13.79

Weighted average shares outstanding - basic	10,200,836	8,624,088
Weighted average shares outstanding - diluted	10,262.047	8,693.949
Shares outstanding at end of period	10,201,298	8,611,342
Performance ratios/data:
Return on average total assets	0.89%	1.18%
Return on average shareholders' equity	8.01%	10.75%
Net interest income (tax-equivalent basis)(2)	$13,053	$11,344
Net interest margin (tax-equivalent basis)(3)	3.68%	4.21%
Efficiency ratio (tax-equivalent basis)(4)	63.14%	61.27%

Loan portfolio composition:	March 31, 2020	December 31, 2019
Commercial real estate	$576,886	$567,655
Mortgage warehouse lines	224,794	236,672
Construction loans	145,599	148,939
Commercial business	150,067	139,271
Residential real estate	89,347	90,259
Loans to individuals	30,556	32,604
Other loans	141	137
Gross loans	1,217,390	1,215,537
Deferred costs, net	417	491
Total loans	$1,217,807	$1,216,028
Asset quality data:
Loans past due over 90 days and still accruing	—	—
Non-accrual loans	13,198	4,497
OREO property	470	571
Total non-performing assets	$13,668	$5,068

Net charge-offs	$165	$481
Allowance for loan losses to total loans	0.82%	0.76%
Allowance for loan losses to non-performing loans	75.78%	206.16%
Non-performing loans to total loans	1.08%	0.37%
Non-performing assets to total assets	0.85%	0.32%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets	9.84%	9.70%
Total capital to risk-weighted assets	11.87%	11.69%
Tier 1 capital to risk-weighted assets	11.14%	11.01%
Tier 1 leverage ratio	10.17%	10.56%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets	11.13%	10.99%
Total capital to risk-weighted assets	11.85%	11.67%
Tier 1 capital to risk-weighted assets	11.13%	10.99%
Tier 1 leverage ratio	10.15%	10.54%
1Tangible book value per share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
2The tax-equivalent adjustment was $117 for the three months ended March 31, 2020 and 2019.
3Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
4Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$8,762	$2,547
Interest-earning deposits	3,277	12,295
Total cash and cash equivalents	12,039	14,842
Investment securities:
Available for sale, at fair value	163,725	155,782
Held to maturity (fair value of $91,138 and $78,223 at March 31, 2020 and December 31, 2019, respectively)	88,381	76,620
Total investment securities	252,106	232,402
Loans held for sale	11,755	5,927
Loans	1,217,807	1,216,028
Less: allowance for loan losses	(10,001)	(9,271)
Net loans	1,207,806	1,206,757
Premises and equipment, net	14,966	15,262
Right-of-use assets	17,550	17,957
Accrued interest receivable	4,843	4,945
Bank-owned life insurance	36,858	36,678
Other real estate owned	470	571
Goodwill and intangible assets	36,654	36,779
Other assets	15,822	14,142
Total assets	$1,610,869	$1,586,262
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$299,147	$287,555
Interest bearing	998,885	989,807
Total deposits	1,298,032	1,277,362
Short-term borrowings	94,125	92,050
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	1,430	1,592
Lease liability	18,257	18,617
Accrued expense and other liabilities	7,363	7,506
Total liabilities	1,437,764	1,415,684
SHAREHOLDERS EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,240,624 and 10,224,974 shares issued and 10,201,298 and 10,191,676 shares outstanding as of March 31, 2020 and December 31, 2019, respectively	110,254	109,964
Retained earnings	63,295	60,791
Treasury stock, 39,326 and 33,298 shares at March 31, 2020 and December 31, 2019	(503)	(368)
Accumulated other comprehensive income	59	191
Total shareholders' equity	173,105	170,578
Total liabilities and shareholders' equity	$1,610,869	$1,586,262

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
INTEREST INCOME
Loans, including fees	$14,805	$12,157
Securities:
Taxable	1,056	1,270
Tax-exempt	438	441
Federal funds sold and short-term investments	89	47
Total interest income	16,388	13,915
INTEREST EXPENSE
Deposits	3,238	2,317
Borrowings	62	173
Redeemable subordinated debentures	152	198
Total interest expense	3,452	2,688
Net interest income	12,936	11,227
PROVISION FOR LOAN LOSSES	895	300
Net interest income after provision for loan losses	12,041	10,927
NON-INTEREST INCOME
Service charges on deposit accounts	213	166
Gain on sales of loans, net	1,470	1,045
Income on bank-owned life insurance	180	139
Gain on sales/calls of securities	8	—
Other income	585	516
Total non-interest income	2,456	1,866
NON-INTEREST EXPENSES
Salaries and employee benefits	6,169	4,963
Occupancy expense	1,170	1,021
Data processing expenses	446	348
FDIC insurance expense	34	100
Other real estate owned expenses	17	48
Other operating expenses	1,957	1,614
Total non-interest expenses	9,793	8,094
Income before income taxes	4,704	4,699
INCOME TAXES	1,283	1,302
Net income	$3,421	$3,397
EARNINGS PER COMMON SHARE
Basic	$0.34	$0.39
Diluted	0.33	0.39
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,200,836	8,624,088
Diluted	10,262,047	8,694,004

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended March 31, 2020			Three months ended March 31, 2019
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$24,557	$89	1.46%	$8,004	$47	2.38%
Investment securities:
Taxable	168,376	1,056	2.51%	160,825	1,270	3.16%
Tax-exempt (1)	65,194	555	3.40%	59,837	558	3.73%
Total investment securities	233,570	1,611	2.76%	220,662	1,828	3.31%
Loans: (2)
Commercial real estate	574,640	7,355	5.06%	390,251	5,011	5.14%
Mortgage warehouse lines	175,275	2,035	4.64%	123,394	1,824	5.91%
Construction	147,496	2,179	5.94%	155,864	2,662	6.93%
Commercial business	142,793	1,803	5.08%	122,878	1,823	6.02%
Residential real estate	90,360	996	4.36%	47,274	535	4.53%
Loans to individuals	30,497	392	5.08%	22,748	275	4.84%
Loans held for sale	3,986	35	3.51%	1,363	17	4.99%
All other loans	1,803	10	2.19%	1,013	10	3.95%
Total Loans	1,166,850	14,805	5.10%	864,785	12,157	5.70%
Total interest-earning assets	1,424,977	16,505	4.66%	1,093,451	14,032	5.20%
Non-interest-earning assets:
Allowance for loan losses	(9,454)			(8,535)
Cash and due from bank	13,383			10,479
Other assets	122,482			74,307
Total non-interest-earning assets	126,411			76,251
Total assets	$1,551,388			$1,169,702
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$401,837	$760	0.76%	$334,955	$574	0.69%
Savings accounts	265,053	604	0.92%	189,175	426	0.91%
Certificates of deposit	359,881	1,874	2.09%	247,735	1,317	2.16%
Short-term borrowings	18,915	62	1.32%	26,199	173	2.68%
Redeemable subordinated debentures	18,557	152	3.24%	18,557	198	4.27%
Total interest-bearing liabilities	1,064,243	3,452	1.30%	816,621	2,688	1.33%
Non-interest-bearing liabilities:
Demand deposits	283,520			208,079
Other liabilities	31,793			16,798
Total non-interest-bearing liabilities	315,313			224,877
Shareholders' equity	171,832			128,204
Total liabilities and shareholders' equity	$1,551,388			$1,169,702
Net interest spread (3)			3.36%			3.87%
Net interest income and margin (4)		$13,053	3.68%		$11,344	4.21%

(1) Tax-equivalent basis, using 21% federal tax rate in 2020 and 2019.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.